Registration No. 333-____________
      As filed with the Securities and Exchange Commission on July 18, 2008
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         United Financial Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)

            Maryland                                    74-3242562
  (State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                                  95 Elm Street
                     West Springfield, Massachusetts 01089
                    (Address of Principal Executive Offices)

           United Financial Bancorp, Inc. 2008 Equity Incentive Plan
                            (Full Title of the Plan)
                                   Copies to:

    Mr. Richard B. Collins                       Robert B. Pomerenk, Esquire
President and Chief Executive Officer      Luse Gorman Pomerenk & Schick, P.C.
 United Financial Bancorp, Inc.             5335 Wisconsin Ave., N.W., Suite 400
       95 Elm Street                             Washington, D.C.  20015
    West Springfield, MA 01089                      (202) 274-2000
         (413) 787-1700
  (Name, Address and Telephone
    Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]   Accelerated  filer [X] Non-accelerated filer [ ]

Smaller reporting company [ ]

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================

         Title of                                     Proposed               Proposed
        Securities                Amount               Maximum                Maximum               Amount of
          to be                   to be            Offering Price            Aggregate            Registration
        Registered            Registered(1)           Per Share           Offering Price               Fee
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                313,500 (2)          $11.76  (7)             $3,686,760                $145
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                 46,081 (3)           $11.67 (7)              $541,913                  $21
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                755,000 (4)           $11.66 (6)             $8,803,300                $346
--------------------------------------------------------------------------------------------------------------------

Common stock, par value
$0.01 per share                143,953 (5)           $11.76 (7)             $1,692,887                 $67
--------------------------------------------------------------------------------------------------------------------

TOTALS                          1,258,534                                   $14,724,860               $579
--------------------------------------------------------------------------------------------------------------------

     -----------------------

(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the United Financial Bancorp, Inc. 2008 Equity Incentive Plan (the "Stock Benefit Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of United Financial Bancorp, Inc. (the "Company") pursuant to 17 C.F.R. Section 230.416(a).
(2) Represents the number of shares of common stock awarded as restricted stock under the Stock Benefit Plan.
(3) Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of restricted stock.
(4) Represents the number of shares of common stock currently reserved for issuance for options granted pursuant to the Stock Benefit Plan.
(5) Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of stock options.
(6)  Determined pursuant to 17 C.F.R. Section 230.457(h)(1).
(7)  Determined pursuant to 17 C.F.R. Section 230.457(c).

                         ------------------------------

     This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference

     The  following   documents   previously  or  concurrently  filed  with  the
Commission are hereby incorporated by reference in this Registration Statement:

     a) The Company's prospectus (the "Prospectus") dated October 12, 2007, filed with the Commission on October 24, 2007 pursuant to Rule 424(b)(3) under the Securities Exchange Act of 1933 (File No. 333-144245);

     b) The Company's Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-52947), filed with the Commission on March 17, 2008;

     c) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the financial statements included in the Annual Report on Form 10-K referred to in (b) above; and

     d) The description of the Company's common stock contained in the Prospectus dated October 12, 2007, under the heading "Description of Capital Stock of United Financial-Maryland Following the Conversion," filed with the Commission on October 24, 2007 (File No. 333-144245).

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

     All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

     Articles 10 and 11 of the Articles of Incorporation of United Financial Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability that they incur in their capacities as such:

     ARTICLE 10. Indemnification, etc. of Directors and Officers.

     A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article 10 or otherwise shall be on the Corporation.

     C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation's Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

     D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

     E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

     ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  List of Exhibits.

Regulation S-K                                                         Reference to Prior Filing or
Exhibit Number                      Document                           Exhibit No. Attached Hereto

         4        Form of Common Stock Certificate                              *

         5        Opinion of Luse Gorman Pomerenk & Schick, P.C.                Attached as Exhibit 5

         10       United Financial Bancorp, Inc. 2008 Equity
                  Incentive Plan                                                **

         23.1     Consent of Luse Gorman Pomerenk & Schick, P.C.                Contained in Exhibit 5

         23.2     Consent of Grant Thornton LLP                                 Attached as Exhibit 23.2

         24       Power of Attorney                                             Contained on Signature Page

-------------------------------

* Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-144245) filed by the Company under the Securities Act of 1933, with the Commission on June 29, 2007, and all amendments or reports filed for the purpose of updating such description.
** Incorporated by reference to Appendix A to the proxy statement for the 2008 Annual Meeting of Stockholders of United Financial Bancorp, Inc. (File No. 000-52947), filed by United Financial Bancorp, Inc. under the Exchange Act, on April 29, 2008.

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Springfield, Commonwealth of Massachusetts, on this 17th day of July, 2008.


                                UNITED FINANCIAL BANCORP, INC.


                         By:    /s/ Richard B. Collins
                                --------------------------------------------
                                Richard B. Collins
                                Chairman, President and Chief Executive Officer (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of United Financial Bancorp, Inc. (the "Company") hereby severally constitute and appoint Richard B. Collins, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard B. Collins may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the United Financial Bancorp, Inc. 2008 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard B. Collins shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures                                  Title                                       Date
----------                                  -----                                       ----


/s/ Richard B. Collins                      Chairman, President and                     July 17, 2008
------------------------------------        Chief Executive Officer
Richard B. Collins                          (Principal Executive Officer)



/s/ Mark A. Roberts                         Executive Vice President                    July 17, 2008
------------------------------------        and Chief Financial Officer,
Mark A. Roberts                             (Principal Financial and Accounting Officer)



/s/ Michael F. Crowley                      Director                                    July 17, 2008
------------------------------------
Michael F. Crowley



/s/ Carol Moore Cutting                     Director                                    July 17, 2008
------------------------------------
Carol Moore Cutting



/s/ Carol A. Leary                          Director                                    July 17, 2008
------------------------------------
Carol A. Leary



/s/ G. Todd Marchant                        Director                                    July 17, 2008
------------------------------------
G. Todd Marchant



/s/ Kevin E. Ross                           Director                                    July 17, 2008
------------------------------------
Kevin E. Ross



/s/ Robert A. Steward, Jr.                  Director                                    July 17, 2008
------------------------------------
Robert A. Stewart, Jr.



/s/ Thomas H. Themistos                     Director                                    July 17, 2008
------------------------------------
Thomas H. Themistos



                                            Director
------------------------------------
Michael F. Werenski


                                  EXHIBIT INDEX


Exhibit Number             Description

         4 Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-144245), filed by the Company under the Securities Act of 1933 with the Commission on June 29, 2007, and all amendments or reports filed for the purpose of updating such description).

         5                 Opinion of Luse Gorman Pomerenk & Schick, P.C.

         10 United Financial Bancorp, Inc. 2008 Equity Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the 2008 Annual Meeting of Stockholders of United Financial Bancorp, Inc. (File No. 000-52947), filed by
                           United Financial Bancorp, Inc. under the Securities Exchange Act of 1934, on April 29, 2008).

         23.1              Consent of Luse Gorman Pomerenk & Schick, P.C.
                           (contained in the opinion included as Exhibit 5).

         23.2              Consent of Grant Thornton LLP

         24 Power of Attorney (contained in the signature page to this Registration Statement).

                                    Exhibit 5

                  OPINION OF LUSE GORMAN POMERENK & SCHICK, PC

                          LUSE GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

                            TELEPHONE (202) 274-2000
                            FACSIMILE (202) 362-2902
                                 www.luselaw.com

WRITER'S DIRECT DIAL NUMBER                                  WRITER'S EMAIL
(202) 274-2000


July 17, 2008

Board of Directors
United Financial Bancorp, Inc.
95 Elm Street
West Springfield, MA 01089

              Re: United Financial Bancorp, Inc. 2008 Equity Incentive Plan Registration Statement on Form S-8
                       ---------------------------------------------------------

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the issuance of United Financial Bancorp, Inc. (the "Company") common stock, par value $.01 per share (the "Common Stock"), pursuant to the United Financial Bancorp, Inc. 2008 Equity Incentive Plan (the "Stock Benefit Plan"). We have reviewed the Company's Articles of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     Based on the foregoing, we are of the following opinion:

     Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Benefit Plan and shares of Common Stock granted under the Stock Benefit Plan, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                                  Very truly yours,


                                  /s/ Luse Gorman Pomerenk & Schick

                                  LUSE GORMAN POMERENK & SCHICK
                                  A Professional Corporation

                                  Exhibit 23.2

                          CONSENT OF GRANT THORNTON LLP

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our reports dated March 12, 2008, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of United Financial Bancorp, Inc. and subsidiary on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in this Registration Statement.


/s/ Grant Thornton LLP
Boston, Massachusetts
July 17, 2008